SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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THE SWISS HELVETIA FUND, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Supplement to the Proxy Statement dated May 2, 2014 for the 2014 Annual Meeting of Stockholders of The Swiss Helvetia Fund, Inc. to be held June 27, 2014

This Supplement to the Proxy Statement (the "Proxy Statement") of The Swiss Helvetia Fund, Inc. (the "Fund") dated May 2, 2014 updates and supplements the Proxy Statement.  Unless otherwise noted, capitalized terms herein have the meanings ascribed thereto in the Proxy Statement.

On June 4, 2014, the Non-Interested Directors of the Fund met to consider certain matters relating to the Fund's current investment advisory agreement (the "Current Agreement") with the Fund's current investment adviser, Hottinger Capital Corp. ("HCC") in light of the proposals in the Proxy Statement to approve SIMNA and SIMNA Ltd. to serve as the Fund's new investment adviser and investment sub-adviser, respectively.  As part of that meeting, the Non-Interested Directors met with representatives of HCC and Banque Hottinger & Cie SA, the parent (the "Parent") of HCC, and received information about a proposed recapitalization of the Parent as it relates to the Current Agreement.  The Non-Interested Directors considered the following information provided by Swiss counsel for the Parent and the representatives of the Parent and HCC with respect to the proposed recapitalization:  (i) stockholders of the Parent approved the proposed recapitalization on May 28, 2014; (ii) the proposed recapitalization has been submitted for approval by the Swiss banking regulators; (iii) it was difficult to determine when such approval would be granted, but that it was expected to occur in the next few weeks; and (iv) the recapitalization would be implemented shortly after receipt of such approval.

Representatives of the Parent further advised the Non-Interested Directors that the Parent's recapitalization may constitute a change of control of HCC and trigger the "assignment" of the Current Agreement under the 1940 Act.  Counsel to the Non-Interested Directors advised the Non-Interested Directors that, under the 1940 Act, an "assignment" of the Current Agreement would result in its immediate termination.

In connection with the discussion of the Current Agreement, representatives of the Parent and HCC stated that if the Non-Interested Directors approve the continuation of the Current Agreement, HCC would lower its annual advisory fee rate under the Current Agreement to the following:  0.50% of the Fund's average monthly net assets up to U.S. $300 million, 0.45% of the next U.S. $150 million of such assets and 0.40% of such assets in excess of $450 million.  Representatives of the Parent and HCC also provided other updates on regulatory, management and related issues that had been discussed previously.

The Non-Interested Directors considered the above information.  In particular, the Non-Interested Directors noted that the fee rate proposed by HCC would reduce the annual investment advisory fees payable by the Fund below the fee rate currently proposed by Schroders by approximately $745 thousand (based on the Fund's net assets as of December 31, 2013 and assuming that amount remained constant for a year).  The Non-Interested Directors noted that based on the 2013 HCC financial information provided to them, such a reduction in investment advisory fees from the Fund would have rendered HCC unprofitable.  The Non-Interested Directors also noted the competitiveness of the fee rate proposed by Schroders in light of the other responses to the request for proposal submitted to other adviser candidates earlier this year.  The Non-Interested Directors considered that a proposed fee rate is only one factor to consider in approving an investment adviser and, as noted in the Proxy Statement, other factors previously considered by the Non-Interested Directors, such as stability of the investment adviser and its parent and the amount of their equity capital, and the breadth of experience and resources of the investment adviser and its affiliates, including experience in supporting, marketing and servicing funds, are also factors to consider.  The Non-Interested Directors considered the reasons that led them to initiate the process to identify a potential successor to HCC, which included, among other things, regulatory, management and other developments involving the Parent that could affect the ownership and structure of the Parent and management of the Fund, and concluded that, in their view, while the anticipated new capital for the Parent was positive news, those reasons had not been satisfactorily resolved.  The Non-Interested Directors also considered that even if the recapitalization was fully implemented as proposed, the Parent would be much less well capitalized than Schroders.  In addition, the Non-Interested Directors considered that within weeks of the actions already taken by the Parent's stockholders, the Current Agreement could be determined to terminate automatically due to its "assignment" discussed above.

Based on the foregoing, the Non-Interested Directors determined not to take any action with respect to the Current Agreement.  The Non-Interested Directors also determined that if the Current Agreement terminates before the Meeting, they expect to enter into interim investment advisory and sub-advisory agreements with SIMNA and SIMNA Ltd., respectively, pending stockholder approval of SIMNA and SIMNA Ltd., to ensure the continuous management of the Fund's assets.

THE NON-INTERESTED DIRECTORS CONTINUE TO UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 2(a) TO APPROVE THE PROPOSED AGREEMENT BETWEEN THE FUND AND SIMNA AND "FOR" PROPOSAL 2(b) TO APPROVE THE SUB-ADVISORY AGREEMENT BETWEEN SIMNA AND SIMNA LTD.

This Supplement to the Proxy Statement provides additional information to the Proxy Statement for the Fund's 2014 Annual Meeting that was previously made available to stockholders.  Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any other matter presented for consideration at the 2014 Annual Meeting.  Please refer to the Proxy Statement for additional information concerning the 2014 Annual Meeting and the matters on which your Proxy is solicited by the Non-Interested Directors.

If you have already voted your shares of the Fund in connection with the Meeting by previously submitting a valid Proxy Card, voting your shares on-line or by telephone, or by authorizing a proxy in connection with the Meeting, you do not need to take any additional action.  If you have not yet voted, in order to avoid the additional expense to the Fund of further solicitation, please submit your Proxy promptly.

If you have any questions concerning this Supplement or the Proxy Statement, please contact the Fund's proxy solicitor, Georgeson Inc., Telephone Number:  1-866-695-6075.

Dated:  June 10, 2014